Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-162323 and 333-185929) on Form S-8 of our report dated June 24, 2022, which appears in this annual report on Form 11-K of the F.N.B. Corporation Progress Savings 401(k) Plan for the year ended December 31, 2021.
/s/ Baker Tilly US, LLP
Pittsburgh, Pennsylvania
June 24, 2022